EXHIBIT 4.4
CONSENT OF PRICEWATERHOUSECOOPERS LLP
To the Directors of
Glamis Gold Ltd.
     We consent (i) to the incorporation by reference of our audit report dated November 14, 2005, relating to the consolidated financial statements of Western Silver Corporation in the registration statement on Form F-80 filed by Glamis Gold Ltd. on or about May 3, 2006 (the “Registration Statement”), (ii) to the use in the Registration Statement of our compilation report dated March 29, 2006, on the pro forma consolidated financial statements of Western Copper Corporation as at December 31, 2005, (iii) to the use in the Registration Statement of our audit report dated March 29, 2006, on the consolidated financial statements of Western Copper Corporation as at March 20, 2006, and (iv) to the reference to our firm under the headings “Experts” and “Auditors” therein.

/s/ PricewaterhouseCoopers, LLP

Vancouver, Canada
May 1, 2006